Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to Registration Statement No. 333-285095 on Form N-14 of our report dated June 24, 2024, relating to the financial statements and financial highlights of BlackRock GA Disciplined Volatility Equity Fund and BlackRock GA Dynamic Equity Fund of Managed Account Series (the “Funds”), appearing in Form N-CSR of the Funds for the year ended April 30, 2024, and to the references to us under the headings “Financial Highlights” and “Other Service Providers” in the Combined Prospectus/Information Statement, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 21, 2025